Corporate Capital Trust, Inc. 8-K

Exhibit 99.1

Corporate Capital Trust, Inc. Reports Fourth Quarter and Full Year 2017 Results

SAN FRANCISCO – Corporate Capital Trust, Inc. (NYSE:CCT), a leading business development company, announced its operating results for the quarter and year ended December 31, 2017.

Financial Highlights for the Quarter Ended December 31, 2017

●	Net investment income of $0.38 per share, compared to $0.39 per share for the quarter ended December 31, 2016
●	Paid regular cash dividends to stockholders totaling $0.40 per share
●	Paid special cash dividend to stockholders totaling $0.10 per share
●	Total purchases of $415.9 million versus $435.8 million of sales and redemptions
●	Net asset value of $19.55 per share, compared to $20.01 per share as of September 30, 2017

Financial Highlights for the Year Ended December 31, 2017

●	Net investment income of $1.54 per share, compared to $1.55 per share for the year ended December 31, 2016
●	Paid regular cash dividends to stockholders totaling $1.71 per share
●	Paid special cash dividend to stockholders totaling $0.10 per share
●	Total purchases of $1,784.6 million versus $1,899.3 million of sales and redemptions, which included $373 million of investments sold to Strategic Credit Opportunities Partners, LLC (“SCJV”), a joint venture between CCT and Conway Capital, LLC

“Following the listing of CCT’s shares on the New York Stock Exchange in November, the Company remains focused on capital preservation, delivering a stable dividend and strong alignment with our shareholders,” said Todd Builione, CCT’s Chief Executive Officer. “We will continue to be disciplined investors, leveraging the scale and breadth of KKR’s private credit platform to deliver strong risk-adjusted returns.”

Declaration of Regular and Special Dividend

CCT’s board of directors has declared a regular cash dividend of $0.40219 per share for the first quarter. The quarterly dividend will be payable on April 6, 2018 to stockholders of record as of the close of business on March 29, 2018.

The board of directors has also declared a special cash dividend of $0.10125 per share. The special dividend will be payable on May 21, 2018 to stockholders of record as of the close of business on May 14, 2018.

Share Repurchase Program

In February 2018, CCT’s board of directors authorized a stock repurchase program. Under the program, CCT may repurchase up to $50 million in the aggregate of its outstanding common stock in the open market at prices below the current net asset value per share. The timing, manner, price and amount of any share repurchases will be determined by CCT, in its discretion, based upon the evaluation of economic and market conditions, CCT’s stock price, applicable legal and regulatory requirements and other factors. The program does not require CCT to repurchase any specific number of shares and CCT cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time.

Conference Call Information

A conference call to discuss CCT’s financial results will be held on Tuesday, March 6, 2018 at 10:00 a.m. ET. The conference call may be accessed by dialing (833) 818-6808 (U.S. callers) or +1 (409) 350-3502 (non-U.S. callers); a passcode is not required. Additionally, the conference call will be broadcast live over the Internet and may be accessed through the Investor Relations section of CCT’s website at http://corporatecapitaltrust.com/investor-relations/events-presentations/.

A replay of the call will be available on CCT’s website or by dialing (855) 859-2056 (U.S. callers) or +1 (404) 537-3406 (non-U.S. callers), pass code 3787778, beginning approximately two hours after the broadcast.

Supplemental Information

An investor presentation of financial information will be made available prior to the call in the Investor

Relations section of CCT’s website at http://corporatecapitaltrust.com/investor-relations/events-presentations/ under Events & Presentations.

About Corporate Capital Trust

Corporate Capital Trust is a business development company that provides investors an opportunity to access middle market direct lending investments. The Company is externally managed by KKR Credit Advisors (US) LLC, a subsidiary of KKR & Co. LP, and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The Company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions. For additional information, please visit www.corporatecapitaltrust.com.

Forward-Looking Statements

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include the factors disclosed in the Company’s filings with the SEC, including the Company’s annual report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 20, 2017. The Company undertakes no obligation to update such statements to reflect subsequent events.

Media Contact
Kristi Huller or Cara Major
media@kkr.com

Investor Relations Contact
Danny McMahon or Donna Bass
CCT-IR@kkr.com